Exhibit  99.5

            WORLDWIDE WIRELESS NETWORKS PLANS TO FILE FOR LIQUIDATION

ORANGE, CA - JULY 30, 2003 - Worldwide Wireless Networks Inc. (OTC BB: WWWN), provides an update on the progress of the Chapter 11 Bankruptcy Filing.

As previously announced, WWWN filed for Chapter 11 Bankruptcy on September 11, 2002. The case number is SA 02-17020 JB. The filing occurred with the U.S. Bankruptcy Court located at 411 West Fourth St., Santa Ana, California 92701-8000.

On October 16, 2002, the Court approved the sale of the operating assets of WWWN. On October 18, 2002, WWWN concluded the sale of all its operating assets for a cash amount of $550,000.

After the sale of the operating assets of the business, WWWN sought to sell the public shell. The Creditors committee engaged the firm of Squar Milner to lead the process for the search for a buyer for the shell. With the assistance of WWWN various potential buyers were identified and negotiations were commenced with several of the parties.

Unfortunately, no party was able to provide an offer that was considered viable to the creditor's committee. As such, a determination has been made to liquidate Worldwide Wireless Networks.

As a result of liquidating WWWN, there will not be sufficient assets to distribute anything to shareholders. All remaining equity value will be completely extinguished.

"Unfortunately, we were unsuccessful in selling the public shell" stated Mr. Jerry Collazo, President and acting CEO of Worldwide Wireless Networks. "My goal was to find an appropriate buyer for the public shell that would give WWWN shareholders an opportunity to regain some of their lost equity value. The cost of completing the sale of the public shell required that we receive a minimum purchase amount for the shell. Unfortunately, no acceptable purchaser appeared with a reliable offer. I truly regret the decision that needed to be made as it is a total loss for all equity holders."

About Worldwide Wireless Networks
Worldwide Wireless Networks was a data-centric wireless communications company headquartered in Orange, California. The Company specialized in high-speed, broadband Internet access using an owned wireless network.

The statements made in this release, which are not historical facts, contain certain forward-looking statements concerning potential developments affecting the business, prospects, financial condition and other aspects of the company to which this release pertains. The actual results of the specific items described in this release, and the company's operations generally, may differ materially from what is projected in such forward-looking statements. Although such statements are based upon the best judgments of management of the company as of the date of this release, significant deviations in magnitude, timing and other factors may result from business risks and uncertainties including, without limitation, the company's dependence on third parties, market conditions, technical factors, the availability of outside capital and receipt of revenues, and other factors, many of which are beyond the control of the company. The company disclaims any obligation to update information contained in any forward-looking statement.

CONTACT: FOR FURTHER INFORMATION CONTACT JERRY COLLAZO AT JCOLLAZO@WWWN.COM


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